UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2013 (May 14, 2013)

Oxford Resource Partners, LP
(Exact name of registrant as specified in its charter)

Delaware	001-34815	77-0695453
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 South High Street, Suite 3450 Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 643-0314

________________________________________________
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 14, 2013, Oxford Mining Company, LLC (the “Borrower”), Oxford Resource Partners, LP (the “Registrant”) and certain subsidiaries of the Registrant and the Borrower (collectively, the “Guarantors”) entered into a Forbearance Agreement (the “Forbearance Agreement”) with Citicorp USA, Inc., as administrative agent (the “Agent”), and Citibank, N.A., Fifth Third Bank, Societe Generale, Barclays Bank PLC, The Huntington National Bank, Wells Fargo Bank, N.A., Raymond James Bank, N.A. and Credit Suisse AG, Cayman Islands Branch (collectively, the “Participant Lenders”), as lenders who hold a majority of the outstanding indebtedness outstanding under that certain Credit Agreement dated as of July 6, 2010, as subsequently amended from time to time (the “Credit Agreement”), among the Borrower, the Agent and the other banks, financial institutions and other institutional lenders party thereto (collectively, the “Lenders”).

The Forbearance Agreement states that, as of May 15, 2013 and thereafter, the Borrower will fail to comply with certain financial covenants specified in the Credit Agreement, which failures constitute immediate events of default under the Credit Agreement (the “Specified Defaults”). As a result of the Specified Defaults, the Lenders under the Credit Agreement would have the ability to declare all outstanding amounts under the Credit Agreement immediately due and payable and exercise all other rights and remedies available to the Lenders under the Credit Agreement and related loan documents.

Subject to specified limitations and conditions, the Participant Lenders have agreed to forbear from exercising their default-related remedies under the Credit Agreement and the other loan documents against the Borrower and the Guarantors arising from the Specified Defaults for a period (the “Forbearance Period”) commencing on May 14, 2013 and ending on the earlier of (i) June 15, 2013, (ii) the occurrence of a bankruptcy or other similar default provided for in the Credit Agreement (a “Bankruptcy Default”), (iii) the occurrence of any event of default under the Credit Agreement, other than the Specified Defaults or a Bankruptcy Default, and (iv) the occurrence of certain early termination events specified in the Forbearance Agreement, including providing collateral support for the issuance of insurance or surety bonds, the acceleration of any debt (other than advances under the Credit Agreement) in excess of $250,000 or the failure of the Borrower or any Guarantor to comply with any of the terms of the Forbearance Agreement, which failure is not cured within three business days after notice thereof from the Agent. Such forbearance by the Participant Lenders means that neither the Administrative Agent nor any Lender will have the ability during the Forbearance Period to declare outstanding amounts under the Credit Agreement immediately due and payable or exercise any other rights and remedies available to the Lenders under the Credit Agreement and related loan documents.

The Credit Agreement is comprised of a $115 million revolving credit line that matures in July 2013 and a $60 million term loan that matures in July 2014. As of March 31, 2013, the Borrower had $147.5 million in borrowings outstanding consisting of $104.0 million under the revolving credit line and $43.5 million under the term loan. The Borrower also had $10.9 million in letters of credit outstanding under the Credit Agreement in support of surety bonds, which bonds are primarily issued with respect to reclamation obligations.

A copy of the Forbearance Agreement will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Oxford Resource Partners, LP By: Oxford Resources GP, LLC, its general partner

Dated: May 16, 2013	By:	/s/ Daniel M. Maher
Name: Daniel M. Maher
Title: Senior Vice President and Chief Legal Officer